Exhibit 99.1
TranS1 Inc. Reports Operating Results for the Fourth Quarter and Full Year 2008
Highlights:
Fourth quarter revenues increased 48% to $7.4 million
768 TranS1 procedures performed globally in the quarter
Gross margin was 84.7% for the quarter
GAAP loss per share was $0.22 for the quarter
Non-GAAP loss per share was $0.20 for the quarter
National Launch of the AxiaLIF 2L, Two Level Percutaneous Lumbar Fusion System
WILMINGTON, NC — (PRIME NEWSWIRE)—February 23, 2009—TranS1 Inc. (NASDAQ:TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease, instability and adult degenerative deformity affecting the lower lumbar region of the spine, today announced its financial results for the fourth quarter and year ended December 31, 2008.
Revenues were $7.4 million in the fourth quarter of 2008, representing a 48% increase over revenues of $5.0 million in the fourth quarter of 2007. Gross margin was 84.7% in the fourth quarter, an increase from 83.3% in the fourth quarter of 2007.
Operating expenses were $11.1 million in the fourth quarter of 2008 compared to $7.3 million in the fourth quarter of 2007. The increase in operating expenses is primarily attributable to an increase in sales and marketing costs as a result of the continued expansion of the direct sales force, increased commissions as a result of increased sales and increased surgeon training costs.
Net loss was $4.5 million and $2.2 million for the quarters ended December 31, 2008 and 2007, respectively. GAAP net loss per common share was $0.22 in the fourth quarter of 2008 compared to a net loss per share of $0.14 in the fourth quarter of 2007.
For the quarter ended December 31, 2008, on a non-GAAP basis, adjusting for non-cash stock compensation expense, net loss was $0.20 per common share based upon 20,534,000 weighted average common shares outstanding. For the quarter ended December 31, 2007, on a non-GAAP basis, adjusting for non-cash stock compensation expense, the issuance of 6.3 million shares of common stock from the company’s initial public offering in October 2007 and the conversion of preferred stock into common stock in connection with the public offering, net loss was $0.07 per common share based upon 19,801,000 weighted average common shares outstanding.

Cash, cash-equivalents and investments were $77.3 million as of December 31, 2008.
“I was pleased with our strong financial results in the fourth quarter,” said Rick Randall, President and Chief Executive Officer of TranS1. “The continuing maturation of our direct sales force combined with the impact of unique events like the Association of Pre-Sacral Spine Surgeons that we sponsored in October, significantly impacted our selling efforts. Additionally, since the national launch of the two-level device at NASS we have continued to build upon our early commercial success and surgeon adoption.”
Conference Call
TranS1 will host a conference call today at 4:15 pm EST to discuss its fourth quarter financial results. To listen to the conference call on your telephone, please dial 877-718-5111 for domestic callers and 719-325-4809 for international callers approximately ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio broadcast or the subsequent archived recording, visit the TranS1 Web site at www.trans1.com under the investor relations section.
Non-GAAP Measures
Management uses certain non-GAAP financial measures such as non-GAAP net loss and net loss per share, which exclude stock based compensation and include the assumed conversion of preferred stock to common stock. This non-GAAP presentation is given in part to enhance the understanding of the company’s historical financial performance and comparability between periods. The company believes that the non-GAAP presentation to exclude stock-based compensation and the assumed conversion of preferred stock to common stock is relevant and useful information that will be widely used by investors and analysts. Accordingly, the company is disclosing this information to permit additional analysis of the company’s performance. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP. A reconciliation of the GAAP financial measures to the comparable non-GAAP financial measure is included below.
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine. TranS1 currently markets two single-level fusion products, the AxiaLIF® and the AxiaLIF 360º™, and a two-level fusion product, the AxiaLIF 2L™, in the US and Europe. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.

Forward-Looking Statements
This press release includes forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. These risks and uncertainties include, among other things, risks associated with the adoption of a new technology by spine surgeons, product development efforts, regulatory requirements, maintenance and prosecution of adequate intellectual property protection and other economic and competitive factors. These forward looking statements are based on the company’s expectations as of the date of this press release and the company undertakes no obligation to update information provided in this press release. For a discussion of risks and uncertainties associated with TranS1’s business, please review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007.
CONTACT:
Investors:
TranS1 Inc.
Michael Luetkemeyer, 910-332-1700
Chief Financial Officer
or
Westwicke Partners
Mark Klausner, 443-213-0501
mark.klausner@westwicke.com
Source: TranS1 Inc.

TranS1 Inc.
Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2008	2007	2008	2007

Revenue	$7,354	$4,960	$25,304	$16,473
Cost of revenue	1,128	829	4,315	3,042

Gross profit	6,226	4,131	20,989	13,431

Operating expenses:
Research and development	1,080	1,187	5,020	4,785
Sales and marketing	8,696	5,090	29,375	15,706
General and administrative	1,313	1,005	6,177	2,901

Total operating expenses	11,089	7,282	40,572	23,392

Operating loss	(4,863)	(3,151)	(19,583)	(9,961)
Interest income	330	916	2,548	1,384
Other income(expense)	—	—	—	—

Net loss	$(4,533)	$(2,235)	$(17,035)	$(8,577)

Net loss per common share — basic and diluted	$(0.22)	$(0.14)	$(0.84)	$(1.46)

Weighted average common shares outstanding — basic and diluted	20,534	15,893	20,289	5,872

Stock-based compensation is included in operating expenses in the following categories:
Cost of revenue	$21	$14	$66	$53
Research and development	18	181	412	559
Sales and marketing	154	440	1,474	1,557
General and administrative	189	226	1,027	467

	$382	$861	$2,979	$2,636

Reconciliation of Fourth Quarter Results
(in thousands, except per share amounts)
(Unaudited)

	2008	2007

GAAP net loss	$(4,533)	$(2,235)
Stock based compensation	382	861

Non-GAAP net loss	$(4,151)	$(1,374)

Shares used in computing GAAP loss per share	20,534	15,893
Assumed issuance of common shares from initial public offering	—	1,444
Assumed conversion of preferred stock to common stock	—	2,464

Shares used in computing non-GAAP loss per share	20,534	19,801

Non-GAAP loss per share	$(0.20)	$(0.07)

Reconciliation of Year-To-Date Results
(in thousands, except per share amounts)
(Unaudited)

	2008	2007

GAAP net loss	$(17,035)	$(8,577)
Stock based compensation	2,979	2,636

Non-GAAP net loss	$(14,056)	$(5,941)

Shares used in computing GAAP loss per share	20,289	5,872
Assumed issuance of common shares from initial public offering	—	5,095
Assumed conversion of preferred stock to common stock	—	8,694

Shares used in computing non-GAAP loss per share	20,289	19,661

Non-GAAP loss per share	$(0.69)	$(0.30)

TranS1 Inc.
Balance Sheets
(in thousands)

	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$42,051	$64,676
Short-term investments	21,061	29,245
Accounts receivable, net	4,812	3,225
Inventory	6,369	4,025
Prepaid expenses and other assets	632	597

Total current assets	74,925	101,768
Property and equipment, net	1,412	1,088
Long-term investments	14,154	—

Total assets	$90,491	$102,856

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,896	$1,631
Accrued expenses	2,009	1,786

Total current liabilities	4,905	3,417

Stockholders’ equity	2	2
Common stock	2	2
Additional paid-in capital	133,507	130,325
Accumulated deficit	(47,923)	(30,888)

Total stockholders’ equity	85,586	99,439

Total liabilities and stockholders’ equity	$90,491	$102,856

TranS1 Inc.
Statements of Cash Flows
(in thousands)

	Twelve Months Ended Dec. 31,
	2008	2007
Cash flows from operating activities:

Net loss	$(17,035)	$(8,577)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	804	540
Stock-based compensation	2,979	2,636
Allowance for excess and obsolete inventory	400	306
Provision for bad debts	101	95
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(1,688)	(1,700)
(Increase) decrease in inventory	(2,744)	(2,251)
(Increase) decrease in prepaid expenses	(35)	(367)
Increase (decrease) in accounts payable	1,265	788
Increase (decrease) in accrued expenses	223	1,185

Net cash used in operating activities	(15,730)	(7,345)

Cash flows from investing activities:

Purchase of property and equipment	(1,128)	(516)
Purchases of short-term investments	(41,607)	(30,687)
Sales and maturities of short-term investments	49,791	11,370
Purchases of long-term investments	(14,154)	—

Net cash provided by (used in) investing activities	(7,098)	(19,833)

Cash flows from financing activities:

Proceeds from issuance of common stock	203	86,820

Net cash provided by (used in) financing activities	203	86,820

Net increase (decrease) in cash and cash equivalents	(22,625)	59,642
Cash and cash equivalents, beginning of period	64,676	5,034

Cash and cash equivalents, end of period	$42,051	$64,676